Exhibit 2
CONTRIBUTION AGREEMENT
CONTRIBUTION AGREEMENT, dated as of September 28, 2017 (this “Agreement”), by and between ADS Securities LLC, a limited liability company incorporated under the laws of the United Arab Emirates (“ADS Securities”), and ETS Limited, an exempted limited company incorporated under the laws of the Cayman Islands (“ETS Limited”).
W I T N E S S E T H :
WHEREAS, ADS Securities is the legal and beneficial owner of all of the outstanding issued shares of ETS Limited;
WHEREAS, ADS Securities is the legal and beneficial owner of 4,871,745 shares of common stock, $0.0001 par value per share, of Track Group, Inc., a Delaware corporation (the “Track Group Shares”);
WHEREAS, ADS Securities has deemed it in the best interests of ETS Limited to contribute to ETS Limited all of the Track Group Shares in exchange for 99 ordinary shares of ETS Limited, and ETS Limited acknowledges the benefits thereof; and
WHEREAS, ADS Securities wishes to transfer the Track Group Shares to ETS Limited on the terms set forth herein (the “Contribution”).
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and intending to be legally bound, it is agreed as follows:
1.            Agreement for Contribution.  ADS Securities hereby transfers by way of contribution to ETS Limited, and ETS Limited hereby accepts, the Track Group Shares.
2.            Consideration.  As consideration and in exchange for the Contribution, ETS Limited shall issue 99 ordinary shares of par value $1.00 each in ETS Limited to ADS Securities.
3.            Completion.  The transfer of the Track Group Shares shall be effective as of the date hereof.
4.            Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.  This Agreement may be executed by facsimile or portable document format (.pdf).
5.            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
6.            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.            Headings.  Headings are for convenience only and shall not affect the interpretation of this Agreement.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ADS Securities LLC

By:	/s/ O.C. Hallsworth
Name: O.C. Hallsworth
Title: General Counsel

ETS Limited

By:	/s/ Karim Sehnaoui
Name: Karim Sehnaoui
Title: Director